Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Olin Corporation:

We consent to the incorporation by reference in the Registration Statements No. 333‑178460 on Form S‑3 and Nos. 333‑05097, 333‑18619, 333‑39305, 333‑39303, 333‑31098, 333‑35818, 333‑97759, 333‑110135, 333‑110136, 333‑124483, 333‑133731, 333‑148918, 333‑158799, 333‑166288, and 333‑176432 on Form S‑8 of Olin Corporation of our report dated February 25, 2013 with respect to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10‑K of Olin Corporation.
Our report dated February 25, 2013, contains an explanatory paragraph that states management’s assessment of the effectiveness of internal controls over financial reporting did not include consideration of the internal controls of K.A. Steel Chemicals Inc., which was acquired on August 22, 2012. Our audit of internal control over financial reporting of Olin Corporation also excluded an evaluation of the internal control over financial reporting of K.A. Steel Chemicals Inc.
/s/ KPMG LLP
St. Louis, Missouri
February 25, 2013